Exhibit 99.1

Merey Sweeny, L.P.

Consolidated Financial Statements
For the nine-month periods ended September 30, 2017 and 2016
Unaudited

Consolidated Statement of Operations	Merey Sweeny, L.P.

	Thousands of Dollars
	Nine months ended September 30
	2017	2016
Revenues and Other Income
Processing fees	$97,596	103,328
Coke sales	59,499	46,038
Other income (loss)	(9,079)	6,458
Total revenues and other income	148,016	155,824

Costs and Expenses
Production and operating expenses	77,242	72,864
Selling, general and administrative expenses	3,731	4,140
Depreciation and retirements	10,721	10,791
Taxes other than income taxes	2,230	2,291
Interest and debt expense	4,937	10,897
Total costs and expenses	98,861	100,983

Income before income taxes	49,155	54,841
Provision for income taxes	—	15
Net income	$49,155	54,826
See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Merey Sweeny, L.P.

	Thousands of Dollars
	September 30	December 31
	2017	2016
Assets
Restricted cash	$—	232,480
Accounts receivable—related parties	162,793	29,100
Accounts receivable—trade	—	1,773
Current portion of long-term receivable—related parties	—	16,055
Inventories	—	3,846
Prepaid expenses	—	1,206
Total current assets	162,793	284,460
Long-term receivable—related parties	—	52,075
Plant and equipment, net	124,535	146,331
Restricted cash used for turnaround activities	—	52,942
Total assets	$287,328	535,808

Liabilities
Accounts payable—related parties	$749	9,581
Accounts payable—other	—	6,099
Accrued liabilities	90	1,847
Current portion of long-term debt	24,982	121,326
Total current liabilities	25,821	138,853

Long-term debt	74,841	99,838
Total liabilities	100,662	238,691

Partners’ capital	186,666	297,117
Total liabilities and Partners’ capital	$287,328	535,808
See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Merey Sweeny, L.P.

	Thousands of Dollars
	Nine months ended September 30
	2017	2016
Cash Flows From Operating Activities
Net income	$49,155	54,826
Adjustments to reconcile net income to net cash provided by operating activities
Amortization expenses	233	455
Depreciation and retirements	10,721	10,791
Loss on early retirement of debt	13,202	—
Deferred taxes	—	1
Non-cash interest payments made by partners	654	186
Adjustments to assets and liabilities
Decrease (increase) in accounts receivable, inventories and prepaid expenses	(130,048)	8,173
Decrease (increase) in restricted cash	309,336	(67,996)
Increase (decrease) in accounts payable and accrued liabilities	(16,714)	855
Net Cash Provided by Operating Activities	236,539	7,291

Cash Flows From Investing Activities
Capital expenditures	(6,198)	(1,691)
Collections on long-term receivable—related parties	9,229	11,132
Net Cash Provided by Investing Activities	3,031	9,441

Cash Flows From Financing Activities
Repayment of debt	(134,776)	(16,799)
Capital contribution from partners	139,120	—
Restricted cash related to debt reserve	(23,914)	67
Distributions to partners	(220,000)	—
Net Cash Used in Financing Activities	(239,570)	(16,732)

Net Change in Cash and Cash Equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and Cash Equivalents at End of Period	$—	—
See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Partners’ Capital	Merey Sweeny, L.P.

	Thousands of Dollars
	General Partners	Limited Partners	Total

Balance at December 31, 2015	$2,055	203,411	205,466
Interest payments made by partners	2	184	186
Net income	548	54,278	54,826
Balance at September 30, 2016	$2,605	257,873	260,478

Balance at December 31, 2016	$2,971	294,146	297,117
Interest payments made by partners	7	647	654
Net income	492	48,663	49,155
Capital contribution from partners	1,391	137,729	139,120
Cash distributions to partners	(2,200)	(217,800)	(220,000)
Non-cash distributions to partners	(794)	(78,586)	(79,380)
Balance at September 30, 2017	$1,867	184,799	186,666
See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Merey Sweeny, L.P.

Note 1—Business and Basis of Presentation

Business—Merey Sweeny, L.P. (MSLP or the Partnership) was formed in 1998 to build, own and operate a delayed coker, a vacuum unit and related facilities (collectively, the Facilities) located at Phillips 66’s Sweeny Refinery in Old Ocean, Texas. MSLP processes long residue produced from heavy, sour crude oil for a processing fee. The capacities of the units are: delayed coker 70,000 barrels per day and vacuum unit 125,000 barrels per day. In addition, MSLP markets petroleum coke derived from the process.

Basis of Presentation—Prior to August 28, 2009, MSLP was owned 50/50 by ConocoPhillips and Petróleos de Venezuela S.A. (PDVSA). Under the agreements that governed the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery triggered the right, exercised in August 2009, to acquire its 50 percent ownership interest in MSLP. The exercise was challenged, and the dispute was arbitrated in Phillips 66’s (successor to ConocoPhillips’ interest in MSLP) favor and subsequently litigated. When the exercise of the call right ceased to be subject to legal challenge on February 7, 2017, Phillips 66 deemed that the acquisition was complete and began accounting for MSLP as a wholly owned consolidated subsidiary. We have elected to not establish a new fair-value basis for MSLP’s assets and liabilities based on a push down of Phillips 66’s stepped-up fair value basis determined at its deemed acquisition date; rather, MSLP’s assets and liabilities continue to be reported on a historical basis in these financial statements. MSLP’s partners (Partners) are wholly owned, indirect subsidiaries of Phillips 66.

The consolidated financial statements as of September 30, 2017, and for the nine-month periods ended September 30, 2017 and 2016, are unaudited, and include all known accruals and adjustments necessary, in the opinion of management, for a fair presentation of MSLP’s financial position, results of operations and cash flows. Unless otherwise noted, all such adjustments are of a normal and recurring nature. Certain notes have been condensed or omitted from the interim financial statements. Therefore, these financial statements should be read in conjunction with the audited consolidated financial statements and notes as of December 31, 2016 and 2015, and for the years then ended. The results for the nine-months ended September 30, 2017, are not necessarily indicative of the results to be expected for the full year.

The carrying amounts of restricted cash and restricted cash used for turnaround activities, trade and affiliated receivables, and trade and affiliated payables approximated fair value at September 30, 2017, and December 31, 2016.

MSLP has evaluated subsequent events from the balance sheet date through December 8, 2017, the date these financial statements were available to be issued. See Note 10—Subsequent Events for additional information.

Note 2—Related Party Transactions

In connection with the construction of the Facilities, MSLP agreed to construct improvements to certain existing Phillips 66 facilities at the Sweeny Refinery (the Improvements). Phillips 66 agreed to pay MSLP the cost of the improvements, plus 7 percent interest, monthly over the 20 years following startup, which occurred in September 2000. MSLP was obligated to pay Phillips 66 a monthly access fee for use of the Improvements. This monthly access fee was equal to the monthly principal and interest payments made by Phillips 66 on the outstanding improvement loan. Effective July 1, 2017, Phillips 66 and MSLP terminated the improvements loan and access fee at which time MSLP, in the form of a non-cash distribution to its Partners, settled the $58.9 million outstanding receivable balance from Phillips 66.

Prior to August 1, 2017, MSLP and Phillips 66 had an operating agreement under which Phillips 66 provided plant operating and maintenance services to MSLP. This agreement also provided that Phillips 66 perform various functions, including environmental and safety consultations, and business services support. The agreement provided for reimbursement of Phillips 66’s costs for the services. Effective August 1, 2017, MSLP and Phillips 66 terminated the operating agreement and entered into a new shared services and facilities agreement. The new agreement is designed to function similarly to the operating agreement previously in place.

See Note 8-Processing Agreements for discussion of the processing agreements between MSLP and Phillips 66.

Significant transactions with related parties were:

	Thousands of Dollars
	Nine months ended September 30
	2017	2016

Processing fees(a)	$97,596	103,328
Interest income(b)	2,224	4,041
Commitment fee(c)	1,344	1,729
Operating expense(d)	44,804	28,124
Access fee(e)	10,158	15,237
Capital spending(f)	6,225	2,696
Other fees(g)	9,653	8,850

(a)	MSLP charges Phillips 66 a fee for processing long residue.

(b)	MSLP earns interest on the Improvements loan to Phillips 66. This is included in “Other income (loss)” on the Consolidated Statement of Operations. This loan was settled effective July 1, 2017.

(c)
MSLP charges Phillips 66 a commitment fee as compensation for the commitment to render processing services. The fee is included in “Other income (loss)” on the Consolidated Statement of Operations. This fee was terminated effective August 1, 2017.

(d)	MSLP reimburses Phillips 66 for operating expenses incurred to run the Facilities. This is included in “Production and operating expenses” on the Consolidated Statement of Operations.

(e)
MSLP pays Phillips 66 a monthly access fee for the use of the Improvements. The fee is included in “Production and operating expenses” on the Consolidated Statement of Operations. This fee was terminated effective July 1, 2017.

(f)	MSLP reimburses Phillips 66 for capital spending. This is included in the “Plant and equipment, net” line item on the Consolidated Balance Sheet.

(g)
MSLP pays monthly fees to Phillips 66 for maintenance, insurance, property taxes, business and other services. These fees are included in various line items on the Consolidated Statement of Operations.

Note 3—Debt

Long-term debt was:

	Thousands of Dollars
	September 30	December 31
	2017	2016

Senior bonds (original issue $350 million)	$—	122,696
Tax-exempt bonds	100,000	100,000
Debt at face value	100,000	222,696
Net unamortized debt issuance costs	(177)	(1,532)
Total debt	99,823	221,164
Current portion of long-term debt	(24,982)	(121,326)
Long-term debt	$74,841	99,838

The $350 million of 8.85% Sweeny Funding Corp. Senior Bonds (Senior Bonds) were payable in increasing semi-annual installments that began on June 18, 2004, with the final payment due December 18, 2019. In May 2017, MSLP paid the remaining outstanding balance of the Senior Bonds, which included a $12.1 million make-whole payment. The make-whole payment plus $1.1 million of debt issuance costs written off as a result of the repayment were recorded as a loss on early retirement of debt. This loss is included in “Other income (loss)” on the Consolidated Statement of Operations.

In connection with the repayment of the Senior Bonds, MSLP entered into a cash management agreement with Phillips 66.  As a result, MSLP no longer holds its own bank accounts; rather, MSLP’s cash is included in Phillips 66’s centralized approach to the cash management and financing of its operations.  The cash generated and used by MSLP’s operations is transferred to (from) Phillips 66 daily, and Phillips 66 funds MSLP’s operating and investing activities as needed.  The balance due from Phillips 66 under this arrangement is included in the “Accounts receivable - related parties” line on the consolidated balance sheet.

At September 30, 2017, MSLP had $25 million of short-term debt and $75 million of long-term debt related to the Partnership’s obligation to make payments at the times, and in amounts sufficient to pay, when due, the principal on four issues of special tax-exempt bonds issued by Brazos River Harbor Navigation District. The first $25 million issue of tax-exempt bonds (issued in 1998) matures in 2018, the second $25 million issue of tax-exempt bonds (issued in 2000) matures in 2020, the third $25 million issue of tax-exempt bonds (issued in 2001) matures in 2021, and the fourth $25 million issue of tax-exempt bonds (issued in 2002) matures in 2021.

All four issues accrue interest monthly based on a daily rate derived by Goldman Sachs & Company. This interest is paid by the Partners. The interest rates are designed to represent the lowest rate acceptable by the tax-exempt, variable-rate bond market and approximate the tax-exempt bonds trading at par. The average interest rate incurred during 2017 for all four issues was 0.91 percent as compared to an average of 0.47 percent in 2016. The rate at September 30, 2017, for all four issues averaged 1.14 percent. Based on Level 2 inputs in the fair value hierarchy, the fair value of the bonds approximated their carrying value at September 30, 2017, and December 31, 2016. Phillips 66 guaranteed 50 percent of these bond obligations.

Note 4—Restricted Cash

“Restricted cash” and “Restricted cash used for turnaround activities” represented amounts set aside in accordance with the Senior Bonds lender’s agreement for payment of MSLP’s operating expenditures and financing principal and interest. In addition, the Owners’ Committee was able to restrict cash for certain uses.

At September 30, 2017, MSLP did not have any restricted cash. The restrictions on the cash were removed in May 2017 when MSLP repaid the outstanding Senior Bonds. See Note 3—Debt for additional information. At December 31, 2016, MSLP had $285.4 million in restricted cash.

Note 5—Plant and Equipment

Plant and equipment consisted of:

	Thousands of Dollars
	September 30	December 31
	2017	2016

Plant and equipment at cost	$315,858	360,373
Accumulated depreciation	(200,018)	(219,960)
	115,840	140,413
Construction in process	8,695	5,918
Total plant and equipment	$124,535	146,331

The Facilities are located within the Sweeny Refinery. There is no legal obligation to dismantle and remove assets. Accordingly, MSLP did not recognize any asset retirement obligation at September 30, 2017, and December 31, 2016.

Effective August 1, 2017, MSLP distributed its petroleum coke handling facilities to its Partners. These facilities had a net book value of $17.3 million at the time of distribution.

Note 6—Contingencies

In the case of all known contingencies, MSLP accrues an undiscounted liability when the loss is probable and the amount is reasonably estimable. These liabilities are not reduced for potential insurance recoveries. If applicable, undiscounted receivables are accrued for probable insurance or other third-party recoveries. MSLP believes it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on the Partnership’s financial statements based on currently available information. As facts concerning contingencies become known to MSLP, the Partnership reassesses its position both with respect to accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include contingent liabilities recorded for legal matters. These estimates are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

Note 7—Partners' Capital

During the nine months ended September 30, 2017, MSLP distributed $220 million to its Partners; no cash distributions were made in the corresponding period of 2016.

Effective July 1, 2017, MSLP and Phillips 66 terminated the improvements loan and access fee. MSLP settled the $58.9 million outstanding receivable balance in the form of a non-cash distribution to its Partners.

Effective August 1, 2017, MSLP transferred, in the form of a non-cash distribution, all of its commodity products inventory and petroleum coke handling facilities to its Partners. The inventory had a book value of $3.2 million and the facilities had a net book value of $17.3 million at the time of distribution.

In May 2017, MSLP received a $139.1 million capital contribution from its Partners to facilitate payment of the remaining outstanding balance of the Senior Bonds.

Note 8—Processing Agreements

MSLP processes Phillips 66’s long residue pursuant to a processing agreement. Prior to August 1, 2017, the processing fee represented a variable fee based on processed volumes and was calculated dependent upon whether a Crude Oil Supply Agreement (COSA) between Phillips 66 and PDVSA was in effect.

If the COSA was in effect, then the processing fee was calculated based on the light WTI FOB Cushing divided by heavy Maya FOB Mexico differential compared against a floor value (the Differential). If the Differential was less than the floor, then a supplemental fee was calculated to bring the calculated processing fee up to the floor processing fee. If the Differential was equal to the floor, then the processing fee equaled the floor processing fee. If the Differential was greater than the floor, then the processing fee equaled the floating processing fee less an adjustment for the lesser of i) difference in the floating processing fee and the floor processing fee for the month and ii) the past unrecovered supplemental fee payments.

If the COSA was not in effect and Phillips 66 beneficially owned 100 percent of the Partnership’s partnership interests, then the processing fee was calculated in the same manner, with the exception of when the Differential was higher than the floor. When the Differential was higher than the floor, there was no reduction in the processing fee for unrecovered supplemental fee payments.

Effective August 1, 2017, MSLP and Phillips 66 terminated the previous processing agreement and replaced it with a new tolling services agreement. The new tolling services agreement simplifies the processing fee formula by making it a fee-based rate based on throughput volumes, with a fixed rate, excess rate and variable rate. The fees payable by Phillips 66 are subject to adjustment each year beginning on August 1, 2018, based on the Consumer Price Index for All Urban Consumers.

During the nine-month periods ended September 30, 2017 and 2016, MSLP recognized processing fees under the processing agreement with COSA in effect and the new tolling agreement of $97.6 million and $103.3 million, respectively. These fees were included in “Processing fees” on the Consolidated Statement of Operations.

Note 9—New Accounting Standards

In November 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which clarifies the classification and presentation of changes in restricted cash. The amendment requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and restricted cash equivalents. These amendments are effective for MSLP for fiscal years beginning after December 15, 2018, with early adoption permitted. This amendment will impact MSLP’s classification of its restricted cash on its consolidated statement of cash flows.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The new update clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. In addition, ASU No. 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. These amendments are effective for MSLP for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2016-15 and assessing the impact on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new standard amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. These amendments are effective for MSLP for fiscal years beginning after December 15, 2020, with early adoption permitted beginning after December 15, 2018. We are currently evaluating the provisions of ASU No. 2016-13 and assessing the impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under GAAP. A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use. The FASB continued to maintain two classifications of leases—financing and operating—which are substantially similar to capital and operating leases under current guidance. Under the new standard, assets and liabilities arising from operating leases will require recognition on the balance sheet. The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged. Lessor accounting will also be largely unchanged. Additional disclosures will be required for financing and operating leases for both lessors and lessees. MSLP is required to apply the guidance in ASU No. 2016-02 for annual periods beginning after December 15, 2019, with early adoption permitted. We are currently evaluating the provisions of ASU No. 2016-02 and assessing its impact on our financial statements. As part of our assessment work to date, we have formed an implementation team, commenced identification of our lease population and are evaluating lease software packages.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU and other related updates issued are intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets and expand disclosure requirements. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. MSLP is required to apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017. Retrospective or modified retrospective application of the accounting standard is required. As part of our assessment work-to-date, we have formed an implementation work team, completed training on the new ASU’s revenue recognition model and are continuing our contract review and documentation. Our expectation is to adopt the standard on January 1, 2018, using the modified retrospective application. Our evaluation of the new ASU is ongoing.

Note 10—Subsequent Events

On October 6, 2017, Phillips 66 Partners LP acquired Phillips 66’s interest in MSLP. In connection with the acquisition, MSLP and Phillips 66 amended and restated the tolling services agreement, primarily to add a turnaround fee designed to reasonably cover the costs of turnaround activities.